EXHIBIT 10.29

TELLIUM, INC.

FORM OF

REPURCHASE AND OPTION AWARD AGREEMENT

THIS REPURCHASE AND OPTION AWARD AGREEMENT (the “Agreement”) is made as of March     , 2003, by and among Tellium, Inc., a Delaware corporation (the “Company”),              (the “Employee”) and each of the Employee Affiliates (as defined below) named on the Repurchase Schedule attached hereto as Annex A (the “Selling Affiliates”).

WHEREAS, on various dates between April and June, 2000, the Employee and certain executives, vice presidents and other employees of the Company borrowed funds from the Company on a full-recourse basis to exercise stock options with exercise prices of approximately $2.14 per share, under the terms of individual purchase money promissory notes to the Company;

WHEREAS, in connection with the exercise of the Employee’s stock options, the Employee executed a Promissory Note, dated             , as amended (the “Note”), and received an aggregate of              shares of Common Stock of the Company (the “Restricted Stock”), subject to vesting schedules and other restrictions contained in a restricted stock agreement between the Company and the Employee, dated as of              (the “Restricted Stock Agreement”);

WHEREAS, under the terms of a stock pledge agreement between the Company and the Employee, dated as of              (the “Pledge Agreement”), the Employee pledged all of the Restricted Stock to secure the Note;

WHEREAS, the Employee transferred shares of Restricted Stock to the Employee Affiliates and/or Non-Affiliate Transferees (as defined below) under the terms of the Restricted Stock Agreement and Pledge Agreement, and such Employee Affiliates and/or Non-Affiliate Transferees signed joinder agreements to the Restricted Stock Agreement and the Pledge Agreement, as applicable;

WHEREAS, the price of the Company’s Common Stock has dropped substantially below $2.14 per share, leaving insufficient collateral to repay the Note;

WHEREAS, the Company recognizes that the purchase money promissory notes referred to above are diverting the attention of the affected employees and others from the Company’s business and believes it to be in the best interests of the Company and its shareholders to take action to promote work-force stability, to reward performance and otherwise align employee interests with those of the Company; and

WHEREAS, accordingly the Company has determined to (1) repurchase all vested and unvested shares of Restricted Stock from the Employee and the Selling Affiliates (subject to such exceptions as may be granted by the Compensation Committee) (2) apply the proceeds from the repurchase of the Restricted Stock toward reduction of the principal and interest due under the Note, (3) forgive the remaining balance of principal and interest due under the Note, (4) provide cash bonuses to satisfy substantially all of the Employee’s tax liability associated with such loan forgiveness, (5) cancel all shares of Restricted Stock held by the Employee and the Selling Affiliates, (6) cancel all stock options heretofore granted to the Employee by the Company, and (7) issue Stock Options to the Employee pursuant to the Plan, each of (1) – (7) in accordance with and in amounts specified on the Repurchase Schedule attached hereto as Annex A.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto, intending to be legally bound, agree as follows:

1.    REPURCHASE OF THE RESTRICTED STOCK; LOAN FORGIVENESS AND CASH BONUSES.

(a) Share Repurchase. In the amounts specified on the Repurchase Schedule, the Employee and each of the Selling Affiliates hereby agree to sell and the Company hereby agrees to purchase (the “Repurchase”) on the date hereof (i) all vested shares of Restricted Stock held by the Employee and each Selling Affiliate at a price of $0.63 per share, which represents the average of the daily closing prices of the Company’s Common Stock during December, 2002 and (ii) all unvested shares of Restricted Stock held by the Employee and each Selling Affiliate at a per share price equal to the Per Share Price (as defined in the Restricted Stock Agreement) plus accrued interest (clauses (i) and (ii) hereof are referred to herein collectively as, the “Purchase Price”).

(b) Application of Repurchase Proceeds; Loan Forgiveness. The Company hereby agrees to apply the Purchase Price toward repayment of the outstanding principal and interest due under the Note and to forgive the remaining balance of principal and interest due under the Note.

(c) Cash Bonus.

(i) The Company hereby agrees to provide to the Employee, as specified in paragraph (ii) of this section, a bonus (the “Cash Bonus”) in the amount equal to the Employee’s income tax liabilities attributable to the loan forgiveness provided by Section 1(b) and the bonus contemplated by this Section 1(c) but only to the extent such tax liabilities aggregate in excess of $            , in each case as such tax liabilities have been estimated by the Company using the highest marginal federal, state and local income tax rates applicable to the Employee on the Repurchase Date; provided, however, that, if before January 1, 2005 the Employee voluntarily resigns from the Company’s employment other than for Good Reason or is terminated from employment by the Company for Cause, the Employee agrees to repay to the Company the full amount of the Cash Bonus within thirty (30) days after the Company makes demand on the Employee therefor (provided that the Company makes such demand within the 90 days following the termination of the Employee’s employment). For purposes of this paragraph (i), whether or not the Employee’s employment terminated because the Employee voluntarily resigned other than for Good Reason or because the Employee was terminated for Cause shall be determined in the reasonable judgment of the Company’s chief executive officer and such determination shall be binding on the Employee and the Company, subject, however, to the provisions of Section 7(m).

(ii) The amount of the Cash Bonus is set forth on the Repurchase Schedule and will be paid by appropriate withholding tax deposits by the Company. The Employee acknowledges and agrees that the Cash Bonus is in lieu of any other 2002 or any 2003 year-end or other, cash or other bonus with respect to the Employee’s services for any period ending on or before December 31, 2003.

2.    TERMINATION OF RESTRICTED STOCK AGREEMENTS, PLEDGE AGREEMENTS AND NOTES; CANCELLATION AND ISSUANCE OF STOCK OPTIONS.

(a) Termination of Prior Agreements. Effective upon the Repurchase Date, the Restricted Stock Agreement and the Pledge Agreement and each joinder agreement to the Restricted Stock Agreement and the Pledge Agreement are hereby terminated, voided and of no further force or effect.

(b) Cancellation of Note. Effective upon the Repurchase Date, the Note is hereby cancelled, voided and of no further force or effect.

(c) Cancellation of Stock Options. Effective upon the Repurchase Date, the Company hereby cancels the stock options presently held by the Employee in the amounts set forth on the Repurchase Schedule. The Employee hereby agrees that the stock options are cancelled and are null and void.

(d) Stock Option Grant. On the Repurchase Date, the Company will grant the Employee options to purchase the number of shares of the Company’s Common Stock set forth on the Repurchase Schedule, at an exercise price of $0.63 per share (the average of the daily closing prices of the Company’s Common Stock during December, 2002) (the “Employee Stock Option Grant”) pursuant to the Plan, as the same may be amended from time to time but subject to the terms hereof. The Employee Stock Option Grant shall vest in whole or in part (but not for a fraction of a share) upon the following schedule: (i) 50% of the options to purchase shares of Common Stock shall vest immediately upon issuance; and (ii) the balance shall vest in four equal quarterly installments on March 31, June 30, September 30 and December 31, 2003; provided, however, that such unvested options shall not vest if the Employee voluntarily resigns for other than Good Reason or is terminated for Cause (as determined by the Compensation Committee in its sole discretion). The other terms of the Employee Stock Option Grant are more particularly set forth in the Employee’s Stock Option Agreement attached as Annex B and the Plan.

3.    EXECUTION OF NON-COMPETITION AGREEMENT AND RELEASE.

(a) Release. Concurrently with the execution of this Agreement, the Employee shall execute a release (the “Release”) substantially in form attached hereto as Annex C.

(b) Non-Competition Agreement. Concurrently with the execution of this Agreement, the Employee shall execute a non-competition agreement (the “Non-Compete Agreement”) substantially in the form attached hereto as Annex D.

4.    DEFINITIONS. Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement shall have the following meanings:

(a) “Cause” shall mean (i) the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its subsidiaries, (ii) willfully failing to perform reasonably assigned duties within thirty (30) days after having received written notice from the Company to do so, (iii) dishonesty or willful misconduct in the performance of duties, (iv) involvement in a transaction in connection with the performance of duties to the Company or any of its subsidiaries which transaction is adverse to the interests of the Company or any of its subsidiaries and which is engaged in for personal profit or (v) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) in connection with the performance of duties, or (vi) the commission of a felony.

(b) “Common Stock” shall mean the Company’s common stock, par value $0.001 per share.

(c) “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(d) “Employee Affiliate” shall mean the Employee’s spouse, an Employee’s trust or other entity owned or controlled by the Employee.

(e) “Good Reason” shall mean (i) the nature of the Employee’s title, position, duties, powers and authority, reporting relationship or the scope of his responsibilities, are adversely modified, without the Employee’s consent; (ii) a reduction in the Employee’s annual base salary, (iii) the Company’s requiring the Employee, without his consent, to be permanently relocated outside a 50 mile radius from Oceanport, New Jersey, (iv) the failure by the Company to (A) continue in effect any material compensation or material benefit plan or (B) provide the Employee with participation in compensation and benefit plans at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice; provided, however, that if (1) the Employee’s annual base salary or (2) the Employee’s participation in the benefits covered by clauses (A) or (B) above shall be reduced or altered on the same basis and terms as affects all other senior management of the Company, it shall not be “Good Reason.”

(f) “Non-Affiliate Transferee” shall mean a natural person, trust or other entity that is not owned or controlled by the Employee.

(g) “Plan” shall mean the 2001 Stock Incentive Plan of Tellium, Inc., as in effect from time to time.

(h) “Repurchase Date” shall mean the date of this Agreement.

(i) “Repurchase Schedule” shall mean the Repurchase Schedule set forth on Annex A.

(j) “Stock Options” shall mean the stock options to purchase Common Stock granted to the Employee in the amounts specified on the Repurchase Schedule.

5.    EMPLOYEE REPRESENTATIONS. Employee and each Selling Affiliate represents and warrants to the Company that, (a) they have surrendered all of their shares of Restricted Stock (whether vested or unvested) to the Company pursuant to this Agreement (other than any shares of Restricted Stock retained by a Selling Affiliate with express written consent of the Compensation Committee) and (b) they have not previously assigned, transferred, hypothecated, or granted a lien upon or purported to assign, transfer, hypothecate or grant a lien upon any shares of Restricted Stock (other than under the Restricted Stock Agreement or the Pledge Agreement).

6.    CONDITIONS TO COMPANY’S OBLIGATIONS ON THE REPURCHASE DATE. The obligations of the Company pursuant to Sections 1 and 2 of this Agreement are subject to the satisfaction or waiver, on or before the Repurchase Date, of each of the following conditions:

(a) Employee and each Selling Affiliate shall have surrendered the stock certificates representing all of their shares of Restricted Stock (whether vested or unvested) to the Company pursuant to Section 1(a) of this Agreement (other than any shares of Restricted Stock retained by a Selling Affiliate with express written consent of the Compensation Committee).

(b) Employee shall have executed and delivered the Release substantially in the form attached hereto as Annex C.

(c) Employee shall have executed and delivered the Non-Compete Agreement substantially in the form attached hereto as Annex D.

7.    GENERAL PROVISIONS.

(a) No Employment or Service Contract. Nothing in this Agreement shall confer upon the Employee any right to continue in the service of the Company (or any subsidiary of the Company employing or retaining Employee) for any period of time or interfere with or restrict in any way the rights of the Company (or any subsidiary of the Company employing or retaining Employee) or the Employee, which rights are hereby expressly reserved by each, to terminate the Employee status of Employee at any time for any reason whatsoever, with or without cause, subject to the provisions of any written employment agreement, if any, between the Company and the Employee.

(b) Independent Advice. Neither the Employee nor the Selling Affiliates is relying upon the Company or its representatives for legal, financial or tax advice in connection with his, her or its execution of this Agreement or in relation to any election made by the Employee or the Selling Affiliates hereunder. The Employee and the Selling Affiliates are aware, and the Company has advised each of them, that they should seek independent financial, legal and tax counsel and advice with respect to any decision made by them in connection with this Agreement.

(c) Governing Law. THIS AGREEMENT SHALL BE CONSTRUCTED AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

(d) Employee Undertaking. Each of the Employee and the Selling Affiliates hereby agrees to take whatever additional action and execute whatever additional documents the

Company may, in its sole discretion, deem necessary or advisable in order to carry out or effect one or more of the obligations on the Employee or the Selling Affiliates under this Agreement.

(e) No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

(f) Modification of Agreement. This Agreement may only be modified, amended, suspended or terminated, and any terms or conditions may be waived by a written instrument executed by the parties hereto.

(g) Notices. Any notice required in connection with this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address listed on the signature page hereto or at such other address as such party may designate by three days advance written notice under this Section 7(g) to all other parties to this Agreement.

(h) Entire Agreement. This Agreement, the Stock Option Agreement, the Non-Compete Agreement and the Release constitute the entire agreement and understanding among the parties hereto with regard to the subject matter hereof and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the subject matter hereof.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

(j) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Employee and each Employee Affiliate and their legal representatives, heirs, legatees, distributes, executors, administrators, successors, assigns and transferees by operation of law. All obligations imposed upon the Employee and each Employee Affiliate and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Employee and each Employee Affiliate and their legal representatives, heirs, legatees, distributees, executors, administrators, successors, assigns and transferees.

(k) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(l) Headings. The section headings herein are for convenience only and shall not be used in interpreting or construing this Agreement.

(m) Arbitration. Any and all disputes, controversies or claims arising out of, relating to or in connection with the obligations of the Employee or the Company under Section 1(c) of this Agreement, including any question regarding the validity, scope, effect or termination of such provisions or the arbitrability of a dispute, controversy or claim, shall be finally settled by arbitration under the rules of the American Arbitration Association in effect at the time by a panel of three arbitrators in accordance with said rules. The situs of the arbitration shall be, and, unless otherwise agreed by the parties, any arbitration hearing shall be conducted in, Newark, New Jersey. The decision in the arbitration shall be final and binding on the parties and may be enforced as provided by law.

* * *

IN WITNESS WHEREOF, the parties have executed this Repurchase and Option Award Agreement on the day and year first indicated above.

THE COMPANY:
TELLIUM, INC.
By:

Name:
Title:
		Address:	2 Crescent Place Oceanport, New Jersey 07757
THE EMPLOYEE:
Name:
Address:

THE SELLING AFFILIATE:
Name:
By:
Title:
Address:

ANNEX A

REPURCHASE SCHEDULE

Aggregate number of shares of Restricted Stock repurchased from the Employee and the Employee Affiliate(s):

•	vested shares of Restricted Stock:

•	unvested shares of Restricted Stock:

•	Total shares of Restricted Stock:

Number of shares of Restricted Stock to be repurchased from the Employee:

Number of shares of Restricted Stock to be repurchased from the Employee Affiliate(s):

List each Employee Affiliate here:

Aggregate Purchase Price for shares of Restricted Stock:

•	vested shares of Restricted Stock (at $0.63 per share, the average of the daily closing prices of the Company’s Common Stock during December, 2002)

•	unvested shares of Restricted Stock (at the original exercise price plus interest set forth in the applicable Restricted Stock Agreement(s))

Aggregate Amount of Promissory Notes outstanding (including principal and interest) before repurchase:

Aggregate Amount of Promissory Notes outstanding (including principal and interest) after repurchase:

Loan Forgiveness amount:

Cash Bonus amount:

Stock Options cancelled:

Stock Options issued: